EXHIBIT 23.03


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
AT&T Corp.

We consent to the incorporation by reference in the post-effective amendment no. 1 to registration statement (No. 333-36458-1) on Form S-8 to S-4 of AT&T Corp. of our report, dated February 29, 2000, relating to the combined balance sheets of Liberty Media Group ("New Liberty" or "Successor") as of December 31, 1999 and of Liberty Media Group ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity, and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), which report appears as an exhibit in the annual report on Form 10-K of AT&T Corp. dated March 27, 2000.

Our report dated February 29, 2000 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp.

Our report dated February 29, 2000, contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.


KPMG LLP

Denver, Colorado
July 18, 2000

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